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                                                                    EXHIBIT 3.33


                              VORNADO REALTY TRUST

                             ARTICLES SUPPLEMENTARY

             6.625% SERIES I CUMULATIVE REDEEMABLE PREFERRED SHARES
                    (liquidation preference $25.00 per share)



            Vornado Realty Trust, a Maryland real estate investment trust (the "TRUST"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

            First: Under a power contained in the Amended and Restated Declaration of Trust of the Trust, as amended, (the "DECLARATION"), the Board of Trustees of the Trust established a Pricing Committee of the Board of Trustees which, by unanimous written consent, classified and designated 12,050,000 shares (the "SHARES") of the Preferred Stock, no par value per share (as defined in the Declaration), as shares of 6.625% Series I Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share ("SERIES I PREFERRED SHARES"), with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which upon any restatement of the Declaration, shall be deemed to be part of Article VI of the Declaration, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections hereof:

             6.625% SERIES I CUMULATIVE REDEEMABLE PREFERRED SHARES

            Section 1. Number of Shares and Designation. This series of Preferred Stock shall be designated as 6.625% Series I Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share (the "SERIES I PREFERRED SHARES"), and 12,050,000 shall be the number of shares of Preferred Stock constituting such series.

            Section 2. Definitions. For purposes of the Series I Preferred Shares, the following terms shall have the meanings indicated:

            "ANNUAL DIVIDEND RATE" shall have the meaning set forth in paragraph
      (a) of Section 3 hereof.

            "BOARD OF TRUSTEES" shall mean the Board of Trustees of the Trust or any committee authorized by such Board of Trustees to perform any of its responsibilities with respect to the Series I Preferred Shares.

            "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

             "COMMON SHARES" shall mean the common shares of beneficial interest of the Trust, par value $.04 per share.
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            "DECLARATION" shall mean the Amended and Restated Declaration of
      Trust of the Trust, as amended.

            "DIVIDEND PAYMENT DATE" shall mean January 1, April 1, July 1 and October 1, in each year, commencing on October 1, 2005; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the first Business Day immediately following such Dividend Payment Date.

            "DIVIDEND PAYMENT RECORD DATE" shall have the meaning set forth in paragraph (a) of Section 3 hereof.

            "DIVIDEND PERIODS" shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period with respect to each Series I Preferred Share, which, (i) for Series I Preferred Shares issued prior to October 1, 2005 shall commence on, but exclude, the date of original issue by the Trust of any Series I Preferred Shares and end on and include the day preceding the first day of the next succeeding Dividend Period; and (ii) for Series I Preferred Shares issued on or after October 1, 2005, shall commence on the Dividend Payment Date with respect to which dividends were actually paid on Series I Preferred Shares that were outstanding immediately preceding the issuance of such Series I Preferred Shares and end on and include the day preceding the first day of the next succeeding Dividend Period).

            "JUNIOR SHARES" shall mean the Common Shares and any other class or series of shares of beneficial interest of the Trust constituting junior shares of beneficial interest within the meaning set forth in paragraph
      (c) of Section 9 hereof.

            "LIQUIDATION PREFERENCE" shall have the meaning set forth in paragraph (a) of Section 4 hereof.

            "PARITY SHARES" shall have the meaning set forth in paragraph (b) of
      Section 9 hereof.

            "PERSON" shall mean any individual, firm, partnership, corporation, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

            "REDEMPTION DATE" shall have the meaning set forth in paragraph (b) of Section 5 hereof.

            "REDEMPTION PRICE" shall have the meaning set forth in paragraph (b) of Section 5 hereof.

            "SERIES I PREFERRED SHARES" shall have the meaning set forth in
      Section 1 hereof.

            "SET APART FOR PAYMENT" shall be deemed to include, without any action other than the following, the recording by the Trust in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a dividend or other distribution by the Board of Trustees, the allocation of funds to be so paid on any series or class of shares of beneficial interest of the Trust; provided, however, that if any funds for any class or series of Junior Shares or any class or series of shares of beneficial interest ranking on a parity with the Series I Preferred Shares as to the payment of dividends are placed in a separate account of the Trust or delivered to a disbursing,


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      paying or other similar agent, then "set apart for payment" with respect to the Series I Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

            "TRANSFER AGENT" means Wachovia Bank, N.A., Charlotte, North Carolina, or such other agent or agents of the Trust as may be designated by the Board of Trustees or its designee as the transfer agent for the Series I Preferred Shares.

            "VOTING PREFERRED SHARES" shall have the meaning set forth in
      Section 10 hereof.

            Section 3. Dividends. (a) The holders of Series I Preferred Shares shall be entitled to receive, when, as and if authorized by the Board of Trustees and declared by the Trust out of assets legally available for that purpose, dividends payable in cash at the rate per annum of $1.65625 per Series I Preferred Share (the "ANNUAL DIVIDEND RATE") (equivalent to a rate of 6.625% of the Liquidation Preference per annum). Such dividends with respect to each Series I Preferred issued prior to October 1, 2005 Share shall be cumulative from, but excluding, the date of original issue by the Trust of any Series I Preferred Shares and with respect to each Series I Preferred Share issued on or after October 1, 2005 shall be cumulative from the Dividend Payment Date with respect to which dividends were actually paid on Series I Preferred Shares that were outstanding immediately preceding the issuance of such Series I Preferred Shares , whether or not in any Dividend Period or Periods there shall be assets of the Trust legally available for the payment of such dividends, and shall be payable quarterly, when, as and if authorized by the Board of Trustees and declared by the Trust, in arrears on Dividend Payment Dates, commencing with respect to each Series I Preferred Share on the first Dividend Payment Date following issuance of such Series I Preferred Share. Dividends are cumulative from the most recent Dividend Payment Date to which dividends have been paid, whether or not in any Dividend Period or Periods there shall be assets legally available therefor. Each such dividend shall be payable in arrears to the holders of record of the Series I Preferred Shares, as they appear on the share records of the Trust at the close of business on such record dates, not more than 30 days preceding the applicable Dividend Payment Date (the "DIVIDEND PAYMENT RECORD DATE"), as shall be fixed by the Board of Trustees. Accrued and unpaid dividends for any past Dividend Periods may be authorized and declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Trustees.

            (b) The amount of dividends payable for each full Dividend Period for the Series I Preferred Shares shall be computed by dividing the Annual Dividend Rate by four. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series I Preferred Shares shall be computed on the basis of twelve 30-day months and a 360-day year. Holders of Series I Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series I Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series I Preferred Shares that may be in arrears.

            (c) So long as any Series I Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Shares for any period unless full cumulative dividends have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for such payment on the Series I Preferred Shares for all Dividend Periods terminating on or prior to the Dividend Payment Date on such class or series of Parity Shares. When dividends are not paid


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in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon Series I Preferred Shares and all dividends authorized and declared upon any other series or class or classes of Parity Shares shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series I Preferred Shares and such Parity Shares.

            (d) So long as any Series I Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Shares) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Trust or any subsidiary, or as permitted under Article VI of the Declaration), for any consideration (or any moneys to be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust, directly or indirectly (except by conversion into or exchange for Junior Shares), unless in each case (i) the full cumulative dividends on all outstanding Series I Preferred Shares and any other Parity Shares of the Trust shall have been paid or set apart for payment for all past Dividend Periods with respect to the Series I Preferred Shares and all past dividend periods with respect to such Parity Shares and (ii) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series I Preferred Shares and any Parity Shares.

            Section 4. Liquidation Preference. (a) In the event of any liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, before any payment or distribution of the assets of the Trust (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of Series I Preferred Shares shall be entitled to receive Twenty-Five Dollars ($25.00) per Series I Preferred Share (the "LIQUIDATION PREFERENCE") plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holder; but such holders of Series I Preferred Shares shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Trust, the assets of the Trust, or proceeds thereof, distributable among the holders of Series I Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series I Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series I Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Trust with one or more entities, (ii) a statutory share exchange and (iii) a sale or transfer of all or substantially all of the Trust's assets shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Trust.

            (b) Subject to the rights of the holders of shares of any series or class or classes of shares of beneficial interest ranking on a parity with or prior to the Series I Preferred Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Trust, after payment shall have been made in full to the holders of the Series I Preferred Shares, as provided in this Section 4, any series or class or classes of Junior Shares shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets


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remaining to be paid or distributed, and the holders of the Series I Preferred
Shares shall not be entitled to share therein.

            Section 5. Redemption at the Option of the Trust.

            (a) Except as otherwise permitted by the Declaration, the Series I Preferred Shares shall not be redeemable by the Trust prior to August 31, 2010. On and after August 31, 2010, the Trust, at its option, may redeem the shares of Series I Preferred Shares, in whole or in part, as set forth herein, subject to the provisions described below.

            (b) On and after August 31, 2010, the Series I Preferred Shares shall be redeemable at the option of the Trust, in whole or in part, at any time or from time to time, at a redemption price of $25.00 per Series I Preferred Share, plus any accrued and unpaid dividends to the date fixed for redemption (the "REDEMPTION PRICE"). Each date on which Series I Preferred Shares are to be redeemed (a "REDEMPTION DATE") (which may not be before August 31, 2010) shall be selected by the Trust, shall be specified in the notice of redemption and shall not be less than 30 days or more than 60 days after the date on which the Trust gives, or causes to be given, notice of redemption by mail pursuant to the next paragraph.

            A notice of redemption shall be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series I Preferred Shares at their respective addresses as they appear on the Trust's share transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any Series I Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of Series I Preferred Shares to be redeemed and, if fewer than all the Series I Preferred Shares held by such holder are to be redeemed, the number of such Series I Preferred Shares to be redeemed from such holder; (iv) the place or places where the certificates evidencing the Series I Preferred Shares are to be surrendered for payment of the Redemption Price; and
(v) that distributions on the shares to be redeemed will cease to accrue on such Redemption Date except as otherwise provided herein.

            (c) Upon any redemption of Series I Preferred Shares, the Trust shall pay any accrued and unpaid dividends in arrears for any Dividend Period ending on or prior to the Redemption Date. If the Redemption Date falls after a Dividend Payment Record Date and prior to the corresponding Dividend Payment Date, then each holder of Series I Preferred Shares at the close of business on such Dividend Payment Record Date shall be entitled to the dividend payable on such Series I Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption of such Series I Preferred Shares before such Dividend Payment Date. Except as provided above, the Trust shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series I Preferred Shares called for redemption.

            (d) If full cumulative dividends on the Series I Preferred Shares and any other series or class or classes of Parity Shares of the Trust have not been paid or declared and set apart for payment, except as otherwise permitted under the Declaration, the Series I Preferred Shares may not be redeemed in part and the Trust may not purchase, redeem or otherwise acquire Series I Preferred Shares or any Parity Shares other than in exchange for Junior Shares.


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            (e) Notice having been mailed as aforesaid, from and after the
Redemption Date (unless the Trust shall fail to make available the amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Series I Preferred Shares so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series I Preferred Shares of the Trust shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Trust's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Redemption Date, the Trust shall deposit with a bank or trust company (which may be an affiliate of the Trust) that has an office in the Borough of Manhattan, City of New York, or in Baltimore, Maryland and that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, the cash necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series I Preferred Shares so called for redemption. No interest shall accrue for the benefit of the holder of Series I Preferred Shares to be redeemed on any cash so set aside by the Trust. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Trust, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Trust for the payment of such cash.

            As promptly as practicable after the surrender in accordance with said notice of the certificates for any such Series I Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Trust shall so require and if the notice shall so state), such Series I Preferred Shares shall be exchanged for the cash (without interest thereon) for which such Series I Preferred Shares have been redeemed. If fewer than all of the outstanding Series I Preferred Shares are to be redeemed, the Series I Preferred Shares to be redeemed shall be selected by the Trust from the outstanding Series I Preferred Shares not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Trust in its sole discretion to be equitable. If fewer than all the Series I Preferred Shares evidenced by any certificate are redeemed, then new certificates evidencing the unredeemed Series I Preferred Shares shall be issued without cost to the holder thereof.

            Section 6. Reacquired Shares to Be Retired. All Series I Preferred Shares which shall have been issued and reacquired in any manner by the Trust shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

            Section 7. No Right of Conversion. The Series I Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust at the option of any holder of Series I Preferred Shares.

            Section 8. Permissible Distributions. In determining whether a distribution (other than upon liquidation, dissolution or winding up), whether by dividend, or upon redemption or other acquisition of shares or otherwise, is permitted under Maryland law, amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of any class or series of beneficial interest whose preferential rights upon dissolution are superior or prior to those receiving the distribution shall not be added to the Trust's total liabilities.


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            Section 9. Ranking. Any class or series of shares of beneficial interest of the Trust shall be deemed to rank:

            (a) prior to the Series I Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series I Preferred Shares;

            (b) on a parity with the Series I Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series I Preferred Shares, if the holders of such class or series and the Series I Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("PARITY SHARES"); and

            (c) junior to the Series I Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series of shares shall be Common Shares or if the holders of Series I Preferred Shares shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series, and such class or series shall not in either case rank prior to the Series I Preferred Shares ("JUNIOR SHARES").

            Accordingly, the Series A Convertible Preferred Shares, Series C Cumulative Redeemable Preferred Shares, Series D-1 Cumulative Redeemable Preferred Shares, Series D-2 Cumulative Redeemable Preferred Shares; Series D-3 Cumulative Redeemable Preferred Shares; Series D-4 Cumulative Redeemable Preferred Shares; Series D-5 Cumulative Redeemable Preferred Shares; Series D-6 Cumulative Redeemable Preferred Shares; Series D-7 Cumulative Redeemable Preferred Shares; Series D-8 Cumulative Redeemable Preferred Shares; Series D-9 Cumulative Redeemable Preferred Shares; Series D-10 Cumulative Redeemable Preferred Shares; Series D-11 Cumulative Redeemable Preferred Shares; Series D-12 Cumulative Redeemable Preferred Shares; Series E Cumulative Redeemable Preferred Shares; Series F Cumulative Redeemable Preferred Shares; Series G Cumulative Redeemable Preferred Shares; and Series H Cumulative Redeemable Preferred Shares are Parity Shares.

            Section 10. Voting. Except as otherwise set forth herein, the Series I Preferred Shares shall not have any relative, participating, optional or other voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any trust action.

            If and whenever six quarterly dividends (whether or not consecutive) payable on the Series I Preferred Shares or any series or class of Parity Shares shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of trustees then constituting the Board of Trustees shall be increased by two and the holders of Series I Preferred Shares, together with the holders of shares of every other series or class of Parity Shares having like voting rights (shares of any such other series, the "VOTING PREFERRED SHARES"), voting as a single class regardless of


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series, shall be entitled to elect the two additional trustees to serve on the
Board of Trustees at any annual meeting of shareholders or special meeting held in place thereof, or at a special meeting of the holders of Series I Preferred Shares and the Voting Preferred Shares called as hereinafter provided. Whenever all arrears in dividends on the Series I Preferred Shares and the Voting Preferred Shares then outstanding shall have been paid and full dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series I Preferred Shares and the Voting Preferred Shares to elect such additional two trustees shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages in six quarterly dividends), and the terms of office of all persons elected as trustees by the holders of the Series I Preferred Shares and the Voting Preferred Shares shall forthwith terminate and the number of trustees constituting the Board of Trustees shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of shares of Series I Preferred Shares and the Voting Preferred Shares, the Secretary of the Trust may, and upon the written request of any holder of Series I Preferred Shares (addressed to the Secretary at the principal office of the Trust) shall, call a special meeting of the holders of the Series I Preferred Shares and of the Voting Preferred Shares for the election of the two trustees to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Trust for a special meeting of the shareholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of such request, then any holder of Series I Preferred Shares may call such meeting, upon the notice above provided, and for that purpose shall have access to the share books of the Trust. The trustees elected at any such special meeting shall hold office until the next annual meeting of the shareholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the trustees elected by the holders of the Series I Preferred Shares and the Voting Preferred Shares, a successor shall be elected by the Board of Trustees, upon the nomination of the then-remaining trustee elected by the holders of the Series I Preferred Shares and the Voting Preferred Shares or the successor of such remaining trustee, to serve until the next annual meeting of the shareholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

            So long as any Series I Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by the Declaration, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of Series I Preferred Shares and the Voting Preferred Shares, at the time outstanding, voting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

            (a) Any amendment, alteration or repeal of any of the provisions of the Declaration or these Articles Supplementary that materially and adversely affects the voting powers, rights or preferences of the holders of the Series I Preferred Shares or the Voting Preferred Shares; provided, however, that (i) the amendment of the provisions of the Declaration so as to authorize or create or to increase the authorized amount of, any Junior Shares or any shares of any class or series ranking on a parity with the Series I Preferred Shares or the Voting Preferred Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series I Preferred Shares and (ii) any filing with the State Department of Assessments and Taxation of Maryland by the Trust including in connection with a merger, consolidation or otherwise, shall not be deemed to be an amendment, alteration or


                                       8
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repeal of any of the provisions of the Declaration or these Articles
Supplementary that materially and adversely affects the voting powers, rights or preferences of the holders of the Series I Preferred Shares, provided that: (1) the Trust is the surviving entity and the Series I Preferred Shares remain outstanding with the terms thereof materially unchanged in any respect adverse to the holders thereof; or (2) the resulting, surviving or transferee entity is organized under the laws of any state and substitutes or exchanges the Series I Preferred Shares for other preferred stock or shares having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof identical to that of the Series I Preferred Shares (except for changes that do not materially and adversely affect the holders of Series I Preferred Shares); and provided further, that if any such amendment, alteration or repeal would materially and adversely affect any voting powers, rights or preferences of the Series I Preferred Shares or one or more but not all series of Voting Preferred Shares at the time outstanding, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of all series similarly affected, at the time outstanding, voting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be required in lieu of the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Series I Preferred Shares and the Voting Preferred Shares otherwise entitled to vote in accordance herewith; or

            (b) The authorization or creation of, or the increase in the authorized amount of, any shares of any class or series or any security convertible into shares of any class or series ranking prior to the Series I Preferred Shares in the distribution on any liquidation, dissolution or winding up of the Trust or in the payment of dividends;

provided, however, that, in the case of each of subparagraphs (a) and (b), no such vote of the holders of Series I Preferred Shares or Voting Preferred Shares, as the case may be, shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all Series I Preferred Shares or Voting Preferred Shares, as the case may be, at the time outstanding in accordance with
Section 5 hereof.

            For purposes of the foregoing provisions of this Section 10, each Series I Preferred Share shall have one (1) vote per share, except that when any other series of Preferred Stock shall have the right to vote with the Series I Preferred Shares as a single class on any matter, then the Series I Preferred Shares and such other series shall have with respect to such matters one (1) vote per $50.00 of stated liquidation preference.

            Section 11. Record Holders. The Trust and the Transfer Agent may deem and treat the record holder of any Series I Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Trust nor the Transfer Agent shall be affected by any notice to the contrary.

            Section 12. Restrictions on Ownership and Transfer. The Series I Preferred Shares constitute Preferred Stock, and Preferred Stock constitutes Equity Stock of the Trust. Therefore, the Series I Preferred Shares, being Equity Stock, are governed by and issued subject to all the limitations, terms and conditions of the Declaration applicable to Equity Stock generally, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VI of the Declaration applicable to Equity Stock. The foregoing sentence


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
shall not be construed to limit the applicability to the Series I Preferred Shares of any other term or provision of the Declaration.

            Second: The Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration. These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

            Third: Each of the undersigned acknowledges these Articles Supplementary to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.


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
            IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Vice President - Finance and Administration and Chief Financial Officer and attested to by its Secretary on this 23rd day of August, 2005.

                                      VORNADO REALTY TRUST

                                      By:   /s/ Joseph Macnow
                                            -------------------------------
                                            Name:  Joseph Macnow
                                            Title: Vice President -- Finance and
                                                   Administration and Chief
                                                   Financial Officer

[Seal]


ATTEST:


/s/ Alan Rice
-------------------------------
Name:   Alan Rice
Title:  Secretary


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